Filed Pursuant to Rule 424(b)(7)
Registration No. 333-170212
Prospectus Supplement No. 1
(to Prospectus dated January 10, 2011)

This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PLX TECHNOLOGY, INC.

7,399,980 SHARES
COMMON STOCK

The information under “Selling Stockholders” below in this supplement amends and supplements the prospectus dated January 10, 2011, relating to up to 7,399,980 shares of our common stock, all of which may be offered and sold from time to time by certain stockholders of PLX Technology, Inc.  These shares were issued to the selling stockholders in connection with our acquisition in October 2010 of all of the outstanding capital stock of Teranetics, Inc. (the “Acquisition”) in exchange for the issuance of 7,399,980 shares of our common stock and the issuance of two promissory notes and a cash payment.  Our common stock issued to the selling stockholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof.

This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “PLXT.” On February 17, 2011, the last reported sales price of our common stock on the NASDAQ Global Market was $4.03 per share.

You should consider carefully the risk factors beginning on page 4 of the prospectus before purchasing any of our common stock offered under the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 18, 2011

SELLING STOCKHOLDERS

The prospectus and this supplement relate to the offer and sale from time to time by the holders of up to 7,399,980 shares of our common stock.  The 7,399,980 shares were issued in connection with the Agreement and Plan of Merger between us, Tunisia Acquisition Sub, Inc., Teranetics, Inc. and Nersi Nazari in his capacity as stockholder representative, dated as of September 23, 2010 (the “Merger Agreement”).   Pursuant to the Merger Agreement, we acquired Teranetics, Inc.

The following table restates and replaces the table provided in the prospectus dated January 10, 2011, in order to reflect a subsequent distribution of shares by a selling stockholder as described in footnote (2) below.  The aggregate number of shares registered and being offered has not changed.  The table provides the names of and the number of shares of our common stock beneficially owned by each selling stockholder as a result of our acquisition of Teranetics, Inc., and the number of shares of such common stock beneficially owned by each selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling stockholder offers and sells all of its or his/her respective shares listed below. Selling stockholders may, however, offer and sell all, or some or none of their shares listed below.  Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the selling stockholders may also sell the shares listed below as being held by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the common stock.  Unless otherwise indicated below, to our knowledge, all persons named in the tables below have sole voting and investment power with respect to their securities, except to the extent authority is shared by spouses under applicable law.  The inclusion of any securities in these tables does not constitute an admission of beneficial ownership by the person named below.

The information in the table below is current as of the date of this prospectus supplement. The percentage ownership is based on 44,503,061 shares of common stock outstanding as of October 18, 2010.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholder	Number (1)	Percent		Number	Percent
Blackboard Ventures, Inc. (2)	214,058	*	214,058	0	*
California Emerging Ventures III, LLC (2)	71,353	*	71,353	0	*
Cioffi, John	42,765	*	42,765	0	*
Daido Life Insurance Co. (2)	185,518	*	185,518	0	*
Dignitary Investment Pte Ltd. (2)	285,412	*	285,412	0	*
Elahian, Kamran (2)	21,946	*	21,946	0	*
GC&H Investments, LLC	12,507	*	12,507	0	*
Global Catalyst Venture Management III, LLC (2)	43,785	*	43,785	0	*
Granite Global Ventures II, L.P.	898,500	2.0%	898,500	0	*
GGV II Entrepreneurs Fund, L.P.	18,803	*	18,803	0	*
Hook Partners V, LP	172,948	*	172,948	0	*
LSI Corporation	194,696	*	194,696	0	*
MC Silicon Valley, Inc. (2)	28,541	*	28,541	0	*
Mellanox Technologies, Ltd.	83,440	*	83,440	0	*
Mitsubishi UFJ Caital Company, Ltd. (2)	14,271	*	14,271	0	*
NEC Corporation (2)	28,541	*	28,541	0	*
NEV II, LP (2)	71,353	*	71,353	0	*
Olympus Corporation (2)	14,271	*	14,271	0	*
Pacific General Ventures, LLC	712,683	1.6%	712,683	0	*
Procific (2)	214,058	*	214,058	0	*
Regents of the University of Michigan (2)	214,058	*	214,058	0	*
The Arthur F. Schneiderman Trust UDT dated October 31, 2000	1,936	*	1,936	0	*
Selected Private Equity Fund of Funds Portfolio III (2)	71,353	*	71,353	0	*
U.S. Venture Partners VIII, LP	1,477,127	3.3%	1,477,127	0	*
USVP Entrepreneur Partners VIII-A, LP	13,651	*	13,651	0	*
USVP Entrepreneur Partners VIII-B, LP	6,919	*	6,919	0	*
USVP VIII Affiliates Fund, LP	14,257	*	14,257	0	*
Venrock Associates	977,307	2.2%	977,307	0	*
Venrock Associates III, LP	504,409	1.1%	504,409	0	*
Venrock Entrepreneurs Fund III, LP	30,239	*	30,239	0	*
William and Flora Hewlett Foundation (2)	356,765	*	356,765	0	*
Wilshire US Private Markets Fund VI, LP (2)	99,894	*	99,894	0	*
WS Investment Company, LLC (2010A)	15,434	*	15,434	0	*

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WS Investment Company, LLC (2009A)	2,846	*	2,846	0	*
WS Investment Company, LLC (2009C)	1,987	*	1,987	0	*
Nersi Nazari	282,349	*	282,349	0	*
Share totals:	7,399,980		7,399,980

* Less than 1% of the outstanding shares of common stock.

(1)
Assumes that such selling stockholder does not beneficially own any PLX common stock other than what such stockholder acquired pursuant to PLX’s acquisition of Teranetics;  PLX does not have information concerning such other possible holdings of PLX common stock by these selling stockholders.

(2)
The shares identified by this footnote (2) aggregate 1,935,177 shares and were originally listed in this table in the prospectus dated January 10, 2011, as beneficially owned by Global Catalyst Partners III, LP, which has informed us that it has subsequently distributed these shares to its partners as described above.

S-2